                                                                    EXHIBIT 10.1

                                  CONFIDENTIAL

Portions of the Exhibit marked by "&&" have been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which Confidential Treatment has been requested, has been filed separately with the Securities and Exchange Commission.


                               ALLIANCE AGREEMENT

This Alliance Agreement ("Agreement") dated August 25, 1997 (the "Effective Date") by and between Solar Turbines Incorporated, a Delaware corporation whose principal address is 2200 Pacific Highway, San Diego, California 92186-5376 ("Solar") and Capstone Turbine Corporation, a California corporation whose principal address is 6025 Yolanda Avenue, Tarzana, California 91356 ("Capstone").

WHEREAS, Capstone designs, manufactures and distributes turbogenerators containing Microturbines and has been obtaining primary surface recuperators
(PSRs) from Solar; and

WHEREAS, Solar Designs, manufactures and distributes PSRs for use in turbines generating various output power levels; and

WHEREAS Capstone desires to develop in cooperation with Solar an assurance of supply of PSRs at commercially reasonable prices; and

WHEREAS Solar desires to cooperate with Capstone in providing such an assurance of supply of PSRs; and

WHEREAS Capstone is projecting an increased demand in its needs for PSRs and is willing to purchase, lease or otherwise provide manufacturing equipment to Solar for the purpose of assisting Solar in increasing its production levels and production cost efficiencies with regard to PSRs supplied by Solar to Capstone; and

WHEREAS Solar is interested in Capstone purchasing, leasing or otherwise providing manufacturing equipment to assist Solar in increasing its production levels and achieving greater production cost efficiencies with regard to PSRs supplied by Solar to Capstone;

NOW THEREFORE, in consideration of the foregoing premises, the terms and conditions specified herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

DEFINITIONS

"Capstone Special Order PSR" shall mean (i) any PSR manufactured according to Capstone's requirements and specifications as listed in the attached Exhibit A to this Agreement including such PSR as may be modified from time to time by Type 1 DCRs pursuant to Paragraph 8.1, (ii) any development PSR offered by either party under Type 2 DCRs pursuant to Paragraph 8.1 and accepted by the other party (which such development PSR shall be added to Exhibit A), including such development PSR as may be modified from time to time by Type 1 DCRs, and
(iii) any similar PSR capable of direct replacement for the PSRs identified in Exhibit A to this Agreement, as such Exhibit may be amended from time to time by the parties to include development PSR models.

"Microturbine" shall mean an individual turbogenerator unit generating && or less output power.

"Solar's Houston Facility" shall mean that part of Solar's manufacturing facility located in Houston, Texas which utilizes Phase II Equipment, as defined herein, for manufacturing PSRs suitable for use in Microturbines.

"Solar Technology" shall mean all information disclosed by Solar to Capstone during the term of this Alliance Agreement and relating to the manufacture and use of PSRs, including for example, but not by way of limitation, trade secrets, proprietary information, manufacturing drawings, blueprints, specifications, parts and materials lists, tolerances, preferred vendor lists, test and performance parameters, and other technical expertise necessary for the manufacture of PSRs.

"CAPSTONE PATENTS" shall mean patents (i) now or in the future owned or controlled by Capstone or its subsidiaries, or (ii) under which and to the extent to which and subject to the conditions under which Capstone or its subsidiaries may have during the term of this Agreement the right to grant licenses of the scope granted herein, such patents claiming inventions substantially based on Solar Technology and being based on patent applications having an effective filing date during the period starting on the Effective Date and ending on the termination or expiration of this Agreement.

1.0 SCOPE

1.1 Term of Agreement. This Agreement dated August 25, 1997, (the "Effective Date"), subject to the conditions set forth below in this Section 1.1, shall remain in force for a period of then (10) years until August 24, 2007, on which date it will expire unless extended, canceled or terminated as provided herein. Notwithstanding any provision to the contrary contained herein, this Agreement shall only become effective when the parties have agreed upon all Exhibits to this Agreement (and same have been initialed by both parties). The parties shall meet and confer upon the terms of a new Alliance Agreement, if any, no later than December 1, 2006. The provisions of Section 13.1 and 14 shall survive expiration of this Agreement.

1.2 Requirements. During the period ending on the sooner of (i) the eighth anniversary of the Effective Date, or (ii) such time as Capstone has committed to purchase at least && Capstone Special Order PSRs under the provisions of Paragraph 9.2, Capstone agrees to forecast requirements for Capstone Special Order PSRs to Solar as provided for in Paragraphs 9.1 and 9.2 of this Agreement and to tender purchase orders, specifying prices specified for in attached Exhibit B as such Exhibit may be updated and specifying those volumes as forecast in the rolling six month commitment provided for in Paragraphs 9.1 and 9.2, for at least && of Capstone's anticipated annual requirements for Capstone Special Order PSRs from Solar, according to the terms and conditions of this Agreement. Authorization from Capstone to Solar to manufacture Capstone Special Order PSRs will be made in the form of purchase order(s), revision(s), or release(s).

1.3 Termination by Solar. Solar may terminate this Agreement, upon ninety (90) days written notice to Capstone that Solar is ceasing the manufacture of PSRs other than for Solar or Caterpillar, Inc.; provided that Solar shall make the full production capacity of the Solar Houston Facility available to Capstone for the lesser period of (i) twenty-four (24) months from the date of notice under this Paragraph 1.3 or (ii) until the Technology Transfer to Capstone as provided for in Paragraph 5.1 of the License Agreement between the parties of even date herewith is completed, if Capstone elects to exercise the license rights granted under the License Agreement.

1.4  Termination by Capstone. Capstone may terminate this Agreement upon ninety
(90) days written notice to Solar and payment within 60 days of such notice of an amount equal to: (i) the price paid for Capstone Special Order PSRs (being determined by the average price paid for each model of Capstone Special Order PSR purchased by Capstone in the immediately preceding && month period and using the price as calculated during that immediately preceding && month period); multiplied by (ii) the shortfall between && and the number of Capstone Special Order PSRs purchased by Capstone on or before the date of notice under this Paragraph 1.4; multiplied by (iii) &&

1.5 Capstone shall grant to Solar a non-exclusive, non-transferable, non-sublicensable, world-wide && license to Capstone Patents for the duration of this Alliance Agreement. In the event of a conflict between the terms of a patent license granted under this Agreement and a patent license granted under the License Agreement between the parties of even date herewith, the terms of the License Agreement shall take precedence.

2.0  ANNUAL BUSINESS REVIEWS

Annual business reviews with executive management, representing both Capstone and Solar, shall be conducted for the purpose of mutual goal-setting and review of prior year performance to goals and measurements determined under this Agreement, and will include such other business-related topics as:

- Market overview/forecast
- Technological advancement trends
- Restructures/organizational changes
- Planning to meet contingencies forecast by either party
- Future product prices and price targets
- General business review

For optimum planning, the annual business reviews will take place during the fourth quarter of each calendar year. Capstone and Solar will set a date for the meeting allowing at least four (4) weeks for preparation and travel arrangement purposes, the specific location and date to be mutually agreed to by both parties.

3.0 PROGRAM MANAGERS AND TERMS

3.1 Teams will be formed, with representation form both companies, to encourage consistency of approach and to achieve the greatest gains in improving quality, reducing lead times, lowering costs, and meeting delivery schedules. The Teams will consist of representatives from each company, including the Program Manager from each company, and representatives from engineering, sales, purchasing, supplier quality, manufacturing, and ad hoc members.

3.2 Each party hereby designates the individual identified below as its Program Manager with responsibility for scheduling coordinating, and overseeing the implementation of the parties' duties and obligations under the provisions of this Agreement.

Capstone's Program Manager TBD
                           ---

Solar's Program Manager Mike Ward
                        ---------

4.0 PRODUCTIVITY IMPROVEMENTS

4.1 The parties agree to increase the production capacity at Solar's Houston Facility in two phases as set forth below.

4.2 Phase I. Solar agrees to make reasonable efforts to increase the production capacity from a current level of approximately && Capstone Special Order PSRs per month to approximately && such units per month by the end of the third quarter, 1998. In addition, Solar agrees to make reasonable additional investments in research of manufacturing technology with the goal of increasing production capacity of Capstone Special Order PSRs to be between && and && units per month.

4.3 Phase II. In order to assist Solar to increase production of Capstone Special Order PSRs from approximately & & units per month to between & & and & & units per month and to reduce per unit price and to meet the hours per core targets by the end of the first quarter, 1999, Capstone agrees to purchase, lease or otherwise provide for installation at Solar's Houston facility high speed, dedicated, automatic machinery and tooling (the "Phase II Equipment"). The parties will cooperate and work jointly to identify and evaluate suppliers and equipment for Capstone to purchase, lease or otherwise provide to Solar.

4.4 A projected installation schedule for Phase II Equipment, including decisions related to the total cost of Phase II Equipment, the timing of manufacturing capacity increases, projected manufacturing hours per unit, and total capacity will be made by mutual agreement between Capstone and Solar within six months from the Effective Date. Phase II Equipment will be installed and integrated by Solar with Phase I equipment at Solar's Houston Facility so that one production line, with a projected capacity between & & and & & recuperators per month, is formed. All property made available by Capstone will be identified as and remain the property of Capstone and Capstone will be responsible for paying all applicable property and other taxes associated with such property. Capstone will also be responsible for reimbursing Solar for all reasonable maintenance expenses incurred by Solar above normal operating maintenance requirements and all necessary repair performed on such property. Each party shall bear the risk of liability arising from injury to that party's employees or representatives. Solar shall be responsible for damage to Solar's Houston Facility resulting from the installation or use of the Phase II Equipment.

4.5 The projected cost of the Phase II Equipment is $8.4 million dollars. The parties recognize however, that this is an estimate only. Capstone shall provide cumulatively up to ten million dollars ($10 million), for Phase II Equipment, as needed after consultation and review with Solar. The parties agree, however, to use reasonable efforts to keep the cost of the Phase II Equipment to a minimum, consistent with reasonable business practices and with the goal of achieving increased production capacity and manufacturing efficiency at Solar's Houston Facility. Notwithstanding any provision contained in this Agreement to the contrary, Solar does not guarantee any results whatsoever, whether with regard to an increase in production capacity or PSRs or with regard to a decrease in per unit prices of PSRs. Each party to this agreement represents that it is an independent, experienced and sophisticated business entity. Each party conducts it own investigations and obtains it own information about business transactions. Each party relies wholly on its own counsel in making business decisions and assumes all risks with regard to whether individual investments achieve certain results. Solar may provide to Capstone, however, certain information regarding Phase II Equipment performance, reliability, efficacy, suppliers and purchases. Solar assumes no responsibility regarding the accuracy, sufficiency, or completeness of such information, except in the case that Solar's conduct in providing inaccurate, insufficient or incomplete information is intentional or grossly negligent.

4.6 The parties recognize that the availability and performance of Phase II Equipment sufficient to achieve forecasted volumes (between && units per month), to reduce per unit price, and to meet the target manufacturing hours per core for Capstone Special Order PSRs is uncertain, but that certain milestones will be reached at which point the parties will be better situated and informed to judge the likelihood of success. These milestones, when reached, will allow the parties to make go/no-go decisions with regard to the Phase II effort. Such milestones include:

      (A) On or about September 1997, the parties will have additional information regarding the likely cost and performance of certain Phase II Equipment. At that point, if Capstone reasonably believes the Phase II Equipment will not perform as required to achieve, or will cost cumulatively more than $10 million to achieve forecasted volumes (between && to && units per month), to reduce per unit price, and to meet the target manufacturing hours per core for Capstone Special Order PSRs, Capstone shall have the option to (i) provide additional funding for Phase II Equipment; or (ii) provide Solar thirty days advance written notice of its intention to withdraw from the Phase II effort, in which case (a) Capstone shall be under no obligation to provide any funding for Phase II Equipment, (b) Capstone shall be relieved of its obligation under Paragraph 1.2 to purchase && of its annual requirements for Capstone Special Order PSRs from Solar, but (c) Capstone shall remain obligated to purchase from Solar at least && Capstone Special Order PSRs during the first eight (8) years after the Effective Date.

     (B) On or about December 1998, the Phase II Equipment will be installed at Solar's Houston Facility. At that point, if the Phase II Equipment does not perform as required to achieve, or if funding beyond Capstone's cumulative commitment of $10 million is required in order to achieve forecasted volumes (between && to && units per month), to reduce per unit price, and to meet the target manufacturing hours per core for Capstone Special Order PSRs, Capstone shall have the option to (i) provide additional funding for Phase II Equipment; or (ii) provide to Solar thirty days advance written notice of its intention to withdraw from the Phase II effort in which case,
     (a) Solar shall promptly deliver to a destination provided by Capstone, and at Capstone's expense the Phase II Equipment, (b) Capstone shall be relieved of its obligation under Paragraph 1.2 to purchase && of its annual requirements for Capstone Special Order PSRs from Solar, but (c) Capstone shall remain obligated to purchase from Solar at least && Capstone Special Order PSRs during the first eight (8) years after the Effective Date.

4.7 Unless otherwise provided for in this Agreement, the Phase II Equipment shall remain at Solar's Houston Facility during the term of this Agreement. Upon termination of this Agreement as set forth above, Capstone will offer the Phase II Equipment to Solar at the fair market value, but if no market exists for the Phase II Equipment, at a price equivalent to ten percent (10%) over the salvage value. If Solar elects not to purchase the Phase II Equipment at the agreed price, Solar shall deliver the Phase II Equipment, at Capstone's expense, to a destination provided by Capstone.


5.0  SPECIFICATIONS

5.1 The Capstone Special Order PSRs covered by this Agreement shall be manufactured in accordance with Capstone's interface engineering drawings, and specifications. In the event Solar is unable to manufacture Capstone Special Order PSRs as defined, Solar agrees to notify Capstone's Program Manager in writing. Any and all agreements for deviations or changes shall be made in writing, signed by Capstone. Capstone and Solar will resolve exceptions or deviations to their mutual satisfaction prior to the start of manufacture of any Capstone Special Order PSRs. Capstone's engineering drawings and specifications define the minimum standard and Solar agrees to meet this standard. Capstone and Solar agree to main sufficient technical liaison in order to prevent or eliminate manufacturing and / or quality problems.

5.2 Solar is not offering specific performance guarantees. Solar has used performance goals, along with the conditions within the turbine provided by Capstone, together with Solar's design codes and experience to size the recuperator. Solar will provide recuperators to a specific design that Capstone has integrated and operated with their turbine and which Capstone has accepted as the design suited for the proposed application.

5.3 As-new leakage will && of the recuperator air mass flow at design air side pressures.

5.4 Solar assumes that the loads and moments at the gas interfaces && under any condition, including upset or malfunction.

6.0  QUALITY

A quality plan will be established by Solar and will be subject to written approval by Capstone. This program will be consistent with Solar's then existing ISO 9000 practices.

7.0  ARMS' LENGTH TRANSACTION

The parties to this Agreement specifically intend that neither this Agreement nor any course of dealings between them shall create fiduciary obligations. Nothing contained in this Agreement, and no course of dealings between the parties shall be construed as establishing a partnership, joint venture or agency between the parties. The rights, duties and obligations of the parties are to be controlled exclusively by contract. Any obligation or covenant of good faith and fair dealing, whether express, implied-in-fact or implied-in-law, is intended to be contractual only. Any disclosure obligations contained in or arising from this Agreement or course of dealings between the parties are strictly contractual, and do not create fiduciary obligations. The parties intend that any disclosures of information, confidential or otherwise, during the course of business negotiations or dealings shall not be construed as creating additional disclosure obligations.

8.0  DEVELOPMENT PRODUCTS

8.1 The parties recognize that various design change requests ("DCRs"), such as modifications, design changes, redesigns, and manufacturing process improvements may be made to Capstone Special Order PSRs during the term of this Agreement.

     A) DCRs not affecting the form, fit, function, or safety of Capstone Special Order PSRs and which DCRs do not involve or require increased technical risk, tooling changes, field retrofit, or more than 5% part cost increase ("Type 1 DCRs") may be requested by either party for, approval by the other party, which approval shall not be unreasonably withheld. If the non-requesting party approves such Type 1 DCR, the Capstone Special Order PSRs shall be modified as required to incorporate and implement such Type 1 DCR.

     B) DCRs relating to new, re-designed, or substantially modified PSRs or DCRs which involve or require increased technical risk, tooling changes, field retrofit, or more than 5% part cost increase, shall be referred to as "Type 2 DCRs". Type 2 DCRs initiated by Solar may be disclosed to Capstone at Solar's sole option and discretion for possible inclusion of Capstone Special Order PSRs incorporating and implementing such Type 2 DCRs under the terms of this Agreement. Type 2 DCRs initiated by Capstone must be promptly disclosed to Solar to allow Solar a right of first refusal to manufacture the resulting new Capstone Special Order PSRs incorporating and implementing such Type 2 DCRs under the provisions of this Agreement. If new Capstone Special Order PSRs are agreed upon under the terms of this sub-paragraph 8.1 (B), the parties shall add such new Capstone Special Order PSRs to this Agreement and update Exhibits A and B as provided for in Paragraph 8.2.

     C) Either party may initiate improvements to the manufacturing process used in the production of Capstone Special Order PSRs that do not affect the form, fit, function, or safety of Capstone Special Order PSRs ("Type 3 DCRs"). Neither party is under obligation to disclose Type 3 DCRs to the other party. Solar shall, however, disclose to Capstone the fact that it is initiating a Type 3 DCR and will provide Capstone sufficient information regarding the timing of the implementation of such Type 3 DCRs (including, if appropriate, shipment lots or other indicia of Capstone Special Order PSRs impacted by such Type 3 DCRs to allow Capstone to track and assess the impact, if any, of such Type 3 DCRs on the quality, reliability, or performance of Capstone Special Order PSRs provided by Solar.

8.2 Changes to Exhibits "A" and "B". When mutually beneficial and acceptable, and as provided under Paragraph 8.1, Capstone Special Order PSRs may be added to or deleted from Exhibit "A" by written addendum thereto signed by both parties and such added Capstone Special Order PSRs will then become subject to this Agreement. Price for the next production period for the new Capstone Special Order PSRs shall be based upon procedures outlined in Exhibit B. The prices applicable to each such additional Capstone Special Order PSR shall be subject to adjustment as provided for in Exhibit B. The pricing terms contained in this Agreement shall apply to Capstone Special Order PSRs when such Capstone Special Order PSRs have been released to production or when Solar has begun accepting Purchase Orders for production-run quantities of such Capstone Special Order PSRs. The pricing terms contained in this Agreement do not apply to prototypes for new Capstone Special Order PSRs.

9.0  REQUIREMENTS, FORECAST VOLUME AND TIME FENCE

9.1 On the Effective Date, Capstone shall provide to Solar a forecast equivalent to && of Capstone's requirements for Capstone Special Order PSRs for the twenty-four month period commencing January 1, 1998 (the "Forecast") (attached hereto as Exhibit E). Each month subsequent to January 1998 and until such time as Capstone has forecast requirements for at least && Capstone
Special Order PSRs, Capstone shall update the Forecast to keep the Forecast current for a twenty-four month projected period Solar shall have thirty (30) days from receipt to accept the Forecast and updates, or to notify Capstone in writing that it does not accept the Forecast or updated portion thereof. Solar agrees to accept the Forecast, and as updated, provided Solar has or reasonably anticipates having sufficient manufacturing capacity at Solar's Houston Facility to satisfy Capstone's forecasted requirements. The Forecast is not an authorization to commit funds or proceed in any way, except to the extent of the six (6) month && rolling time fence portion of the Forecast as specified in Paragraph 9.2.

9.2 The Forecast, and as updated, shall be the basis for a firm requirements and delivery commitment between the parties. The initial six (6) month commitment period shall begin January 1, 1998 and each month shall roll forward one additional month to stay current for rolling six month periods. By the end of October of each year, or as otherwise agreed by the parties, Capstone shall tender to Solar one-year purchase orders specifying the price for the initial three month period and the subsequent three month period as provided for in Exhibit B and referencing volumes per the six months firm requirements periods falling within the subsequent calendar year per the terms of this Paragraph 9.2. Subject to and under the terms and provisions provided for in this Agreement and the attachments hereto: (i) Capstone shall accept all Capstone Special Order PSRs meeting Capstone's incoming requirements, timely shipped pursuant to the six month commitments, and
(ii) Solar shall provide sufficient Capstone Special Order PSRs to satisfy the six month commitment. Notwithstanding the foregoing, in no event shall Capstone be obligated to purchase more than && Capstone Special Order PSRs in any given calendar year, and the six month commitment may be adjusted accordingly to reflect Capstone's maximum annual purchase obligation. Capstone may request a schedule change (for Solar's consideration only) in order to reschedule delivery of Capstone Special Order PSRs within the six month commitment at no cost to Capstone. Any resulting changes must be mutually agreeable to both parties (but consent by either party shall not be unreasonably withheld).

9.3 If Capstone has not tendered purchase orders for at least && Capstone Special Order PSRs on or before December 31, 2002, Capstone's obligations under Paragraph 1.2 shall continue until such time as Capstone has tendered purchase orders for at least && Capstone Special Order PSRs but the date by which Capstone shall have purchased at least && Capstone Special Order PSRs shall not be executed beyond the eighth year anniversary of the Effective Date.

10.0 INDEPENDENCE OF BUSINESS ACTIVITIES

10.1 While Capstone presently has no intention of manufacturing individual turbogenerator units generating more than && Solar acknowledges that nothing contained in this Agreement restricts Capstone in any way from manufacturing any size of turbine engine or turbogenerator units at its sole discretion at any time if Capstone does not infringe upon Solar's patents or other intellectual property rights.

10.2 While Solar presently has no intention of manufacturing gas turbine engines with an output && Capstone acknowledges that nothing contained in this Agreement restricts Solar in any way from entering the && gas turbine market at its sole discretion at any time if Solar does not infringe upon Capstone's patents or other intellectual property rights.

11.0 PRICING AND PAYMENT TERMS AND CAPACITY UTILIZATION

11.1 In order to ensure Capstone a firm price for Capstone Special Order PSRs, while removing the risk to Solar of changes in material and labor costs beyond Solar's control, prices for Capstone Special Order PSRs will be set, with allowances for variations in Solar's costs as provided for in Exhibit "B," which is incorporated herein by reference. Independent certified public accountants selected by Capstone and reasonably acceptable to Solar may review Solar's written documentation concerning manufacturing cost in accordance with Exhibit B with regard to Capstone Special Order PSRs, provided Capstone provides three (3) business days notice of such audit and audits at reasonable business hours. The pricing formula and adjustment provisions of Exhibit B are premised on the assumption that Capstone's expenditure for Phase II Equipment as provided for in Section 6 of this Agreement will result in sufficient manufacturing capacity and

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
efficiency at Solar's Houston Facility to meet the target set for Labor Hours per Recuperator defined in Exhibit B.

11.2 For each additional Capstone Special Order PSR model to be purchased by Capstone under this Agreement, the parties shall update Exhibits "A" and "B" as required. The price for the additional Capstone Special Order PSRs shall be based upon procedures outlined in Exhibit B.

11.3 If during the term of this Agreement Solar sells to a third party substantially identical PSRs (in number of pieces and parts, geometric configuration, size and weight, including core to engine attachment hardware Solar is supplying to Capstone, and material) in quantities comparable to those being purchased by Capstone, and at a price (taking into account any credits, rebates, other monetary or non-monetary consideration provided when determining the price to the third party) less than the then-current price being charged capstone as provided for in Exhibit B, the price charged to Capstone for those Capstone Special Order PSRs shall be lowered to the price being charged the third party.

11.4 Recognizing that costs of raw materials can be a significant component of the price to Capstone of Capstone Special Order PSRs, Solar agrees to use reasonable efforts to secure the lowest cost supply of raw materials, provided such supply satisfies Solar's normal incoming raw materials quality controls. Solar shall evaluate suppliers of raw materials identified in writing by Capstone and shall purchase raw materials from those suppliers provided such raw materials satisfy Solar's normal incoming raw materials quality controls. Solar's savings in raw material costs shall be reflected in the price of Capstone Special Order PSRs, as provided for in the pricing provisions of Exhibit B.

11.5 All purchase orders tendered by Capstone under the terms of this Agreement shall be subject to and governed by the Terms and Conditions contained in Exhibit D attached hereto. In the event of a conflict between the terms of this Agreement and any subsequent transaction between the parties, including purchase orders and order acknowledgments, the terms of this Agreement shall prevail and take precedence over such subsequent purchase orders and other form documents.

11.6 Solar shall give first priority of the Solar Houston Facility production capacity to the manufacture of Capstone Special Order PSRs. "Excess Capacity" shall be defined as the difference between Capstone's six month commitment for Capstone Special Order PSRs pursuant to Paragraph 9.2 and the actual production capacity of Solar's Houston Facility for that six month period. For each six month commitment period: (i) Capstone shall have the right of first refusal to have PSRs manufactured using Excess Capacity; (ii) if Capstone does not exercise its right of first refusal, Solar may use the Excess Capacity at its sole discretion; provided however that (iii) Capstone will be given first priority to the Excess Capacity upon sixty days written notice to Solar. Notwithstanding the foregoing, in no event will Solar manufacture the identical Capstone Special Order PSRs with the identical part number for sale to third parties, except third parties designated in writing by Capstone's Program Manager, as provided for in Paragraph 3.2, but the parties recognize Solar may sell substantially similar PSRs. Solar agrees not to knowingly sell or repair Capstone Special Order PSRs to any entity requiring such PSRs to perform service on Capstone's Microturbines and Solar will not knowingly service Capstone's aftermarket.

12.0 SUPPLIER COST INFORMATION

12.1 Solar agrees to provide sufficient cost data to enable Capstone to understand and verify cost variations associated with development products set forth in Section 8.0. Capstone may also offer its cost reducing suggestions to Solar for Solar's consideration.

13.0 CONFIDENTIAL INFORMATION AND NOTICES

13.1 Confidential Information. The parties hereby ratify and incorporate that certain Nondisclosure Agreement, executed by the parties in June 1996 and attached hereto as Exhibit "C" (the "Nondisclosure Agreement") as modified in the License Agreement between the parties of even date herewith.

13.2 Notices. All notices, requests, demands and elections under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified herein, or (iv) three (3) days after the date of mailing by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

        If to Capstone:
                Capstone Turbine Corporation
                6025 Yolanda Avenue
                Tarzana, California 91356

                Attention:      Paul Craig
                                President and Chief Executive Officer

        With a copy to:
                Richard Harroch
                Orrick, Harrington & Sutcliffe
                400 Salsome Street
                San Francisco, CA 94111

        If to Solar:
                Solar Turbines Incorporated
                2200 Pacific Highway
                San Diego, California 92101

                Attention:      Director, Recuperator Business

        With a copy to:
                General Counsel
                Solar Turbines Incorporated
                2200 Pacific Highway
                San Diego, California 92101


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
Solar or Capstone may, from time to time, change its address or its designee for notification purposes by giving the other party prior written notice of the new address or the new designee and the date upon which the change shall be effective.

13.3 The terms and conditions of this Agreement are confidential and are subject to the provisions of the Nondisclosure Agreement, Exhibit C.

14.0 GENERAL TERMS AND CONDITIONS

14.1 Warranty. Solar warrants, that if Capstone shall notify Solar in writing within the "Warranty Period," as defined herein, that the Products purchased hereunder are "defective" (defined herein as not of the kind or quality of materials designated or described in the specifications given to Solar by capstone in writing or changes approved jointly by Capstone and Solar in accordance with Section 5.0 of this Agreement, or failing to met the performance criteria specified in Exhibit D hereto, as such Exhibit may be modified from time to time by joint agreement of the parties), Solar shall, upon mutual determination by the parties that such Products were defective, repair or replace such Products not actually meeting said specifications if such Products (or representative samples of a common defect and failure documentation concerning all such Products, as mutually agreed between the parties) are returned to Solar's facility at Capstone's expense. Solar agrees to work with Capstone to determine the cause of field problems and defects. "Warranty
Period" shall mean the first period to elapse of (i) && from the expiration of the "inactive" warranty as provided for in Exhibit A, or (ii) && from the expiration of the "active" warranty period as provided for in Exhibit A, or
(iii) && from the discovery by Capstone of the defect. Notwithstanding the foregoing, the Warranty Period may be adjusted to allow Capstone a warranty period comparable to the warranty period Capstone provides to its customers, provided that (i) Capstone demonstrates that the defect occurred during the Warranty Period; and (ii) the adjustment does not result in Solar being held to a greater warranty standard than Capstone is held to with its own customers. This warranty shall be valid during the "inactive" or "active" warranty period, whichever period elapses first and no liability shall arise for defects that arise after the expiration of the Warranty Period. This warranty is only applicable if the Product has not been subjected to foreign object damage, misuse, or detrimental exposure, has not been involved in an accident and has been transported, stored, installed, used, handled, maintained, repaired or modified in accordance with the current recommendations of Solar or any manufacturer of certain components of the Product as stated in its manuals, bulletins, or other written instructions which have been submitted to Capstone: provided however, that if Capstone demonstrates that the defect was not caused by such foreign object damage, misuse, detrimental exposure, or accident, or failure to transport, store, install, use, handle, maintain, repair, modify in accordance with recommendations, then the warranty will remain applicable. If any warranty incidents or claims occur beyond the Warranty Period, both parties agree to meet and resolve such incidents and claims in a mutually satisfactory manner. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SOLAR SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. The liability of Solar resulting from the foregoing warranty shall not in any case exceed the cost of correcting such defects as provided above. The foregoing shall constitute the sole remedy of Capstone and the sole liability of Solar for breach of warranty, whether the claim is in contract, warranty, tort (other than gross negligence or intentional acts), strict liability, or otherwise. This warranty may be modified during the term hereof with the mutual written agreement of both parties. Any modifications to this warranty must be agreed to and signed by the parties.

14.2 Material Breach. If either party materially breaches this Agreement, upon written notice to the defaulting party specifying such breach, the defaulting party shall have thirty (30) days after such notice to remedy such breach or to implement a program, reasonably satisfactory to the party not in default, to correct such breach. If such material breach remains uncured after thirty (30) days, either party may initiate the dispute resolution proceedings provided for in Paragraph 14.3. Notwithstanding the foregoing, Solar may terminate this Agreement and the License Agreement of even date herewith upon thirty (30) days written notice to Capstone if Capstone fails to tender purchase orders for at least && Capstone Special Order PSRs, as provided for in Paragraphs 1.2 of this Agreement within eight years from the Effective Date, provided however, that Capstone shall have the option to cure such grounds and Solar shall not terminate this Agreement or the License Agreement on such grounds provided Capstone either (i) tenders to Solar purchase orders for amounts of Capstone Special Order PSRs equivalent to the production capacity of Solar's Houston Facility to manufacture Capstone Special Order PSRs until Capstone has tendered purchase orders for at least && Capstone Special Order PSRs, or (ii) tenders to Solar an amount equivalent to && of the price for Capstone Special Order PSRs determined for the prior three month period multiplied by the shortfall between && units and the number of Capstone Special Order PSRs purchased by Capstone on or before the date Capstone receives written notice pursuant to this Paragraph 14.2.

14.3 Dispute Resolution. If a dispute arises under the terms or performance of this Agreement, unless by mutual consent the parties agree otherwise, the parties shall resolve such dispute as follows:

     A) the parties' respective Program Managers shall have ten days to attempt resolution; if the Program Managers are unable to resolve the dispute themselves;

     B) each Program Manager shall present a written statement of the dispute and a proposed resolution for consideration at a meeting of a senior executive officer from each company the meeting to be held within fifteen days from the expiration of the ten day period contemplated in the preceding sub-paragraph;

     C) if the senior executive officers cannot resolve the dispute within ten days from the meeting date specified in the preceding sub-paragraph, the parties agree to submit such dispute to arbitration before a neutral three member board of arbitrators under the provisions of Paragraph 14.4.

14.4 Arbitration. Subject to the provisions of Paragraph 14.3 of this Agreement, any claim or dispute arising hereunder that has not been resolved by the parties shall be determined by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association in San Diego, California; provided that no demand for arbitration shall be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations. The party requesting arbitration shall appoint one independent neutral arbitrator in writing and the responding party shall appoint one independent neutral arbitrator in writing within fifteen (15) days thereafter. The two arbitrators so selected shall then appoint a third arbitrator within fifteen (15) days thereafter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants' or consultants' fees, as the arbitrators shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction thereover. This provision shall not preclude the impleading or joining of one of the parties hereto by the other in an action brought by a third party and all matters with respect thereto shall be decided by the court or body deciding that action. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or other similar remedy available to it in aid of the arbitration proceeding provided for herein. In the arbitration each party shall be entitled to demand production of documents and other items from any other party hereto, in accordance with the terms of Rule
34 of the Federal Rules of Civil Procedure. Any disputes concerning such demand shall be determined by the arbitrator(s), and any such determination shall be binding on the parties.

14.5 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

14.6 Entire Agreement. This Agreement includes Exhibits "A" through "E" attached hereto and constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed except by a writing signed by both parties.

14.7 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.8 Assignment. This Agreement is not assignable or transferable without the prior written consent of each party, which consent may be withheld for any reason except that either party may assign or transfer this Agreement to an affiliated entity without the consent of the other party.

14.9 Independent Research. Nothing in this Agreement shall (a) impose any restriction on either party from carrying out independent research and development activities in any field, (b) in relation to the results of any such independent research and development activities of one party, give rise to any ownership right or claim by the other party; nor (c) restrict either party in the exploitation in any manner of the results of tis independent research and development activities.

14.10 No Sharing of Liabilities. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties. No party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other party's efforts in connection with this Agreement.

14.11 Manufacture of PSRs. Subject to the provisions of Paragraph 11.6 regarding the use of Phase II Equipment, Solar is under no restriction or obligation to Capstone regarding the manufacture, use or sale of PSRs other than Capstone Special Order PSRs.

14.12 Use of Solar PSRs. Subject to the provisions of Paragraph 1.2 regarding minimum purchase commitments, Capstone is under no obligation to incorporate only Capstone Special Order PSRs in Microturbines manufactured and delivered by Capstone.

14.13 Employee Solicitation. For a period of three years from the date of this Agreement, Solar and Capstone agree not to solicit for employment purposes, any employee of the other party who has had access to that other party's
Proprietary Information utilized in implementing this Agreement.

14.14 Jurisdiction. For any matter or claim to be considered by a court under this Agreement the parties consent to the exclusive jurisdiction of the courts of the United States of America and the State of California and any subdivision thereof. Any injunctions, order or judgments entered, issued, or granted from any courts having jurisdiction hereunder shall be enforceable within the State of California and in any state or country wherein lie the offices and/or assets of the party against whom the said injunction, order or judgment is entered.

14.15 Conflict Provision. In the event of conflict of any provision of this Agreement and any transaction, including purchase orders from Capstone and accepted by Solar, the provisions of this Agreement shall prevail.

14.16 Headings. The section headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.17 Interpretation. Each party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Agreement.

14.18 Force Majeure. Neither party to this Agreement shall be liable for any default or delay in the performance of its obligations under this Agreement (except for the duty to pay for services rendered or Product received) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions, or any other cause beyond the reasonable control of such party (including the inability to receive raw materials from a supplier), provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions nor reasonably be circumvented by the nonperforming party through the use of alternate sources, work-around plans or other means. In such event, the non-performing party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use reasonable efforts to recommence performance or observance of the obligations so affected for as long as such circumstances prevail. Notwithstanding the foregoing, a party shall not be entitled to the benefits of this Section 14.18 unless any party so delayed in its performance promptly notifies the party to whom performance is due by telephone, radio, messenger or other available means (to be confirmed in writing within two (2) working days of the inception of such delay) and describe at reasonable level of detail the circumstances causing such delay.

14.19 No Change in Purchase Order. Notwithstanding any provision contained in this Agreement to the contrary, no term or provision of this Agreement changes or in any way modifies the terms of Purchase Order 962295, dated November 7, 1996.

14.20 Public Acknowledgement. Both Solar and Capstone may publicly acknowledge and announce that they have entered into an Alliance Agreement for the purchase and development of PSRs for incorporation into Capstone's Microturbines. Notwithstanding the foregoing, Capstone agrees that it will not advertise, or otherwise indicate that any Capstone Special Order PSRs are sponsored, endorsed, or otherwise guaranteed by Solar or that the Alliance Agreement between Capstone and Solar is an exclusive agreement.

14.21 Rights. Each and every right, power, and remedy herein specifically given to either party or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power, and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any such right, power, or remedy.

15.0  COVENANTS

Capstone and Solar represent and warrant that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Capstone and Solar, respectively, and that this Agreement constitutes a legal, valid and binding obligation, enforceable in accordance with its terms.

IN WITNESS WHEREOF, Capstone and Solar have executed this Agreement on the date set forth below to be effective as of the time set forth in Section 1.1 of this Agreement.

SOLAR TURBINES INCORPORATED               CAPSTONE TURBINE CORPORATION



By: /s/ DAVID W. ESBECK                   By: /s/ PAUL CRAIG
   ---------------------------               ----------------------------------
    David W. Esbeck                         Paul Craig
    Vice President, Engineering             President & Chief Executive Officer


Dated: 22 Aug 97                          Dated:  August 25, 1997
      ------------------------                  -------------------------------

EXHIBIT A -- PRODUCTS COVERED BY AGREEMENT

                                                                        ACTIVE
                                                INACTIVE                WARRANTY
SELLER'S P/N    SPECIFICATION   DESCRIPTION     WARRANTY PERIOD         PERIOD
--------------------------------------------------------------------------------------
203210-100      TBD             Recuperator     &&                      &&
                                Assembly        from date of ship-      from first use
                                &&              ment of the Product     by Capstone's
                                                by Solar                Customers


/s/ PAUL CRAIG                          August 25, 1997
------------------------------          -----------------------
CAPSTONE TURBINE CORPORATION            DATE


/s/ DAVID W. ESBECK                     8/22/97
------------------------------          -----------------------
SOLAR TURBINES INCORPORATED             DATE

EXHIBIT B - PRICING BASIS

1. Selling Price is direct labor rate (as defined below), overhead (as defined below), actual material cost including scrap, and mark-up (as defined below).

2. Direct labor rate to be used for each && month production period is the weighted average for the previous && months prior to the quarterly business meeting or a mutually agreed rate.

3. Overhead burden rate, expressed in percent of labor rate, to be used for each && month production period is the weighted average for the previous && months prior to the quarterly business meeting or a mutually agreed rate (currently estimated at &&.

4. The selling price will be adjusted each succeeding period for savings or increases in previous period price.

5. At each quarterly business meeting to be held January, April, July, and October each year, actual costs (material, labor, and overhead) and hours per core required to manufacture Capstone Special Order PSRs during the preceding period will be reviewed. A weighted average of these factors for the prior && months preceding the meeting will be used in the pricing formula to set the next period price, minus or plus preceding period savings or increases. Every effort will be made in setting the next period price to minimize pricing formula corrections.

6. Solar's mark-up is && and includes:
     profit
     warranty & policy
     product maintenance technical support
     SG&A
     interest

7. Formula is
&&


/s/ PAUL CRAIG                                August 25, 1997
-------------------------------               ------------------------
CAPSTONE TURBINE CORPORATION

/s/ DAVID W. ESBECK                           22 Aug. 97
-------------------------------               ------------------------
SOLAR TURBINES INCORPORATED

                                                                       EXHIBIT B

MANUFACTURING HOURS PER CORE - TARGET
--------------------------------------------------------------------------------

Hours per Core                       [&&]

                           Units per Month Production
--------------------------------------------------------------------------------
[SOLAR TURBINES LOGO]         Company Confidential

EXHIBIT C

NON DISCLOSURE AGREEMENT

                            NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement ("Agreement") is made effective as of June 1, 1996 by and between Solar Turbines Incorporated, a Delaware corporation having its principal office in San Diego, California ("Solar") and Capstone Turbine Corp., a Delaware corporation having its principal office in Tarzana, California ("Capstone").

     WHEREAS, Solar is engaged in the business of designing, manufacturing and selling industrial turbomachinery, including gas turbine engines and related systems ("Solar Products"). Solar has developed certain unique primary surface recuperator and interconnection (interface) technology ("Solar Recuperator Technology") which it owns and may apply to the design and application of recuperators; and

     WHEREAS, Capstone is actively engaged in the development of gas turbines and recuperated gas turbines in the six to && kilowatt size range; and

     WHEREAS, Capstone is actively engaged in the development of major components of both gas turbines and recuperated gas turbines in this size range; and

     WHEREAS, these components include turbines, compressors, air bearings, combustors, permanent magnet alternators, electronic convertors, and recuperators ("Capstone Products"); and

     WHEREAS, Solar owns and has the unencumbered right to disclose to Capstone certain proprietary information relating to the Solar Recuperator Technology and Solar Products and Capstone owns and has the unencumbered right to disclose to Solar certain proprietary information relating to Capstone Products (collectively, such information from each party is referred to herein as "Proprietary Information"); and

     WHEREAS, each party desires to disclose Proprietary Information to the other party for the limited purpose of evaluating whether the parties may desire to work together on projects relating to Solar Recuperator Technology, Capstone Products, Solar Products and other matters, and should a purchase order issue or contract to be entered into, then for work or services performed thereunder; and

     WHEREAS, Solar and Capstone executed a Nondisclosure Agreement, dated July 11, 1994, when Capstone was operating under the name "NoMac Energy Systems, Inc."; and

     WHEREAS, the previous Nondisclosure Agreement between the parties, dated July 11, 1994, is terminated effective May 31, 1996 and this Agreement shall become effective June 1, 1996; and

     WHEREAS, as used herein, "Party", "receiving party" and "disclosing party" means each and every party who may receive or disclose Proprietary Information regardless of the use of the singular rather than the plural form "parties".

     NOW, THEREFORE, in consideration of the foregoing premises, the following promises, covenants and undertakings, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

     1. Each Party will use its best efforts to keep in confidence, and not use or disclose to any person or persons, proprietary information disclosed to it under this Agreement.

          Each Party recognizes that any disclosure of proprietary information would substantially injure the disclosing Party's business, impair its investments and goodwill and jeopardize its relationships with its buyers and customers. In order to protect such proprietary information, the Parties agree:

          (a) to hold all proprietary information in safekeeping and in strict confidence and not to disclose proprietary information to any third parties or permit use of all such information to the disadvantage of the disclosing Party;

          (b) to treat all proprietary information with at least the same degree of care with which each treats and protects its own proprietary information which it does not wish to disclose to third parties, which in any event shall be reasonable under the circumstances;

          (c) to limit the access of all proprietary information to only those employees within its organization who require the proprietary information in performing the limited purpose of this Agreement, and to inform each of its employees of the provisions of this agreement; and

          (d) to use proprietary information only to the extent necessary for performing the limited purposes of this Agreement.

     2. Exceptions. The restrictions contained in Section 1 shall not apply to any proprietary information if the same is:

          (a) in the public domain at the time of disclosure, or is subsequently made available by the disclosing Party to the general public without restriction;

          (b) known by the receiving Party at the time of disclosure, as evidenced by appropriate documentation, or independently developed, as evidenced by appropriate documentation, by the receiving Party;

          (c) used or disclosed with the prior written approval of the disclosing Party;

          (d) becomes known to the receiving Party without similar restrictions as to its use or disclosure from a source other than the disclosing Party;

          (e) used or disclosed after a period of ten (10) years from the date of termination of this Agreement;

          (f) becomes known pursuant to judicial action or Governmental regulations or requirements, provided that the recipient of such data shall have notified the other Party.

     3. Neither the execution of this Agreement, nor the furnishing of any materials hereunder, shall be construed as granting, either expressly or by implication, estoppel or otherwise, any license under any invention or patent now or hereafter owned by or controlled by the Party furnishing the materials.

     4. No rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions and data. In providing data pursuant to this Agreement, the Party providing the data makes no representation, either expressed or implied, as to adequacy, sufficiency, or freedom from fault of such data and incurs no responsibility nor obligation whatsoever by reason thereof; and the furnishing of such data shall not convey any rights or license with respect to such data.

     5. Nothing in this Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of the other Party without the prior written consent of the other Party.

     6. If a contractual relationship results from discussions between Solar and Capstone, the contract or purchase order will authorize Solar to disclose information to other parties which have a need to know after Solar ensures that a nondisclosure agreement such as this Agreement is in place with such parties. Similarly, such contract or purchase order will authorize Capstone to disclose information to other parties which have a need to know after Capstone ensures that a nondisclosure agreement such as this Agreement is in place with such parties.

     7.   This Agreement may be terminated (a) by either Party giving thirty
(30) days
written notice of its intention to terminate to the other Party; or (b) the Agreement shall automatically terminate three (3) years from the date of acceptance; provided, however, that when the Agreement terminates, the obligations not to use and not to disclose proprietary information exchanged hereunder shall continue for the period specified hereinabove.

     8. All modifications to this Agreement shall be in writing and signed by duly authorized representatives of both corporations.

     9.   All notices and information shall be addressed as follows:

          If to Capstone:

          Capstone Turbine Corp.
          6025 Yolanda Avenue
          Tarzana, CA 91356

          Attention: R. James Wensley
                     President and Chief Executive Officer

          With a copy to:

          Richard Harroch
          Orrick, Harrington & Sutcliffe
          400 Salsome Street
          San Francisco, CA 94111

          If to Solar:

          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, CA 92101

          Attention: Manager, Recuperator Programs

          With a copy to:

          General Counsel
          Legal Department
          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, CA 92101

     10. Return of Proprietary Information. All proprietary information disclosed to the receiving Party shall remain the property of the disclosing Party within thirty (30) days of any termination of this Agreement or upon request at any time by the disclosing Party, the receiving Party agrees to immediately return all proprietary information and all copies to the disclosing Party with a written statement that the foregoing has been accomplished.

     11. Notification and Injunctive Relief. If either Party, inadvertently or otherwise, makes an unauthorized disclosure of the other Party's proprietary information to a third party, the violating Party shall immediately take every reasonable action to recover the improperly disclosed proprietary information, execute a retroactive protective agreement with the unauthorized third party if possible and immediately notify the Party whose data was improperly disclosed ("Injured Party") and provide complete information about the unauthorized disclosure and the corrective measures being taken. The Parties agree that monetary damages are inadequate for any material breach involving an unauthorized disclosure when the injured Party reasonably believes said breach will cause it to suffer significant business harm. If the Injured Party believes, based on the facts, it will suffer material harm from the unauthorized disclosure and the corrective measures being taken by the violating Party are inadequate to mitigate the harm, the Parties agree the Injured Party shall be entitled to prompt injunctive relief. Both Parties' other legal and equitable remedies and defenses remain unchanged by this provision.

     12. Each Party reserves the right to change its designation of authorized representative, should circumstances so require, and to notify the other Party, in writing of any such changes.

     13. (a) All technical information and ideas relating to any proprietary information disclosed hereunder shall be in writing and will be identified, in writing, as being proprietary information.

          (b) Oral communications which are considered proprietary by the originating Party and so identified shall be reduced to writing within thirty
(30) days and shall contain a notice thereon to the effect that any disclosure and use shall be subject to the terms and conditions of this present Agreement. Such orally disclosed information shall be given the protection afforded proprietary information hereunder during such thirty (30) day period.

          (c) All copies of proprietary information shall contain a similar identification.

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

     15. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed or terminated except by a writing signed by both Parties.

     16. If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     17. This Agreement is not assignable or transferable without the prior written consent of each Party, which consent may be withheld for any reason.

     18. Nothing herein shall be construed as a grant of a license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, copyrights, industrial property rights or know-how belonging to any Party hereto.

     19. This Agreement shall not constitute, create, give effect to or otherwise imply a teaming, joint venture, leader-follower or other formal business relationship. Further, nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties. No Party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other Party's efforts in connection with this Agreement.

     20. Each Party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either Party on the basis that such Party drafted or authorized a particular provision, parts of, or the entirety of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.



CAPSTONE TURBINE CORP.                  SOLAR TURBINES INCORPORATED



By: /s/ R. James Wensley                By: /s/ David Esbeck
   --------------------------              --------------------------

Printed                                 Printed
Name:    R. James Wensley               Name:     David Esbeck
   --------------------------              --------------------------

Title:  President                       Title: V.P. Engineering
   --------------------------              --------------------------

Date:  June 13, 1996                    Date: June 6, 1996
   --------------------------              --------------------------

                                   EXHIBIT D
                  TERMS OF SALE - PRIMARY SURFACE RECUPERATOR
--------------------------------------------------------------------------------
The terms of sale include, but are not limited to the following:

1. The recuperator will be factory tested for pressure and leakage at ambient temperature prior to shipment.

2.   Solar will retain ownership of all tooling paid by Solar.

3. Solar will ship PSRs via a mutually agreed shipment plan. Payment terms are net && days from invoice.


4. Shipping terms are ex works, Solar's Houston Facility. All sales shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.


5. Inspection. Buyer may inspect the goods ordered hereunder during any stage of their manufacture, construction, preparation, delivery or completion. Goods may be rejected for defects or defaults revealed by inspection, analysis or subsequent manufacturing operations even though such goods may have previously been accepted.

6. Shipment. Buyer shall have the right to specify the carrier and/or the method of transportation to be used in conveying any part of the goods covered herein. A packing slip shall accompany each shipment.

7. Alternative Transportation. If Seller's acts or omissions result in Seller's failure to meet Buyer's delivery requirements as previously agreed to in paragraph 3, and Buyer requires a more expeditious method of transportation for the goods than the transportation method originally specified by Buyer, Seller shall, at Buyer's option, (i) promptly reimburse Buyer the difference in cost between the more expeditious method and the original method, (ii) allow Buyer to reduce its payment of Seller's invoices by such a difference, or (iii) ship the goods as expeditiously as possible at Seller's expense and invoice Buyer for the amount which Buyer would have paid for normal shipment.

 8. Setoff. In addition to any right of setoff provided by law, all amounts due Seller shall be considered net of indebtedness of Seller to Buyer and its subsidiaries and affiliates, Buyer may deduct any amount due or to become due from Seller to Buyer and its subsidiaries and affiliates from any sums due or to become due from Buyer or its subsidiaries and affiliates to Seller.

 9. Patent Indemnification. If any claim or action, based solely on the Capstone Special Order PSR, is brought against Capstone, based upon an allegation that sales or use of the Capstone Special Order PSR by Capstone within Capstone's Microturbine, infringes any patent rights of any third party, Solar shall defend Capstone against any and all liability, claims and expenses arising out of any such claim or action, provided that Capstone (i) gives Solar prompt notice of such claim or action; (ii) cooperates with Solar, at Solar's expense, in the defense of such claim or action, and (iii) gives Solar the right to control the defense and settlement of any such claim or action as long as such settlement does not adversely affect Capstone's rights under this Agreement.

10. Compliance with Laws. In connection with manufacturing of goods or the furnishing of services hereunder, Seller shall comply with the Fair Labor Standards Act of 1938, as amended, all Occupational Health and Safety Act regulations, and any other federal, state or local law or regulation respecting manufacture, assembly, labeling, purchasing, or sale of goods in connection with this order. Seller shall indemnify and hold Buyer harmless against all expenses, claims, liabilities, or damage resulting from violation by Seller of any such law or regulation.


/s/ PAUL CRAIG                        August 25, 1997
----------------------------          -----------------------
CAPSTONE TURBINE CORPORATION          DATE


/s/ DAVID W. ESBECK                   22 Aug. '97
----------------------------          -----------------------
SOLAR TURBINES INCORPORATED           DATE

                         EXHIBIT E - CAPSTONE FORECAST


                        Recuperator Deliveries by Month


                                                PSRs RECEIVED
                  MONTH        SHIP PLAN           FROM SOLAR
                  -----        ---------           ----------
                  Jan-98           &&                  &&
                  Feb-98
                  Mar-98
                  Apr-98
                  May-98
                  Jun-98
                  Jul-98
                  Aug-98
                  Sep-98
                  Oct-98
                  Nov-98
                  Dec-98

/s/ PAUL CRAIG                               August 25, 1997
----------------------------                 ---------------
CAPSTONE TURBINE CORPORATION                 DATE

/s/ DAVID ESBECK                             8/27/97
----------------------------                 ---------------
SOLAR TURBINES INCORPORATED                  DATE

                                  CONFIDENTIAL

Portions of the Exhibit marked by "&&" have been omitted pursuant to a request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which Confidential Treatment has been requested, has been filed separately with the Securities and Exchange Commission.

                               LICENSE AGREEMENT

This License Agreement ("Agreement") is effective as of August 25, 1997 (the "Effective Date") by and between Solar Turbines Incorporated, a Delaware corporation whose principal address is 2200 Pacific Highway, San Diego, California 92186-5376 ("Solar") and Capstone Turbine Corporation, a California corporation whose principal address is 6025 Yolanda Avenue, Tarzana, California 91356 ("Capstone").

WHEREAS, Solar owns certain intellectual property related to the design, use and manufacture of primary surface recuperators (PSRs); and

WHEREAS, Capstone currently manufactures and sells Microturbines incorporating PSRs designed by and purchased from Solar; and

WHEREAS, Capstone desires to have a license to Solar's Intellectual Property (as defined below) to manufacture and modify PSRs for incorporation into Capstone's Microturbines; and

WHEREAS, Solar is willing to grant Capstone a license to such Intellectual Property on the following terms and conditions;

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions specified herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.0  DEFINITIONS

1.1 "Capstone Special Order PSR" shall mean (i) any PSR manufactured according to Capstone's requirements and specifications as listed in the attached Exhibit A to this Agreement including such PSR as may be modified from time to time,
(ii) any development PSR (which such development PSR shall be added to Exhibit
A), including such development PSR as may be modified from time to time, and
(iii) any similar PSR capable of direct replacement for the PSRs identified in Exhibit A to this Agreement, as such Exhibit may be amended from time to time by the parties to include development PSR models.

1.2 "Licensed Product" shall mean (i) PSRs incorporating Solar Intellectual Property and manufactured by or on behalf of Capstone for use in Microturbines, excluding PSRs supplied to Capstone by Solar, and (ii) any modification, improvement, or derivation of Capstone Special Order PSRs manufactured by or on behalf of Capstone, excluding PSRs supplied to Capstone by Solar.

1.3 "Microturbine" shall mean an individual turbogenerator unit generating && or less output power.

1.4 "Solar's Houston Facility" shall mean that part of the Solar manufacturing facility located in Houston, Texas which utilizes the Phase II Equipment (as defined in the Alliance Agreement of even date herewith) for manufacturing PSRs suitable for use in Microturbines.

1.5 "Solar Technology" shall mean all information in Solar's possession on the Election Date (as defined in Paragraph 2.1), with the right to disclose to Capstone, and relating to the manufacture and use of PSRs, including for example, but not by way of limitations, trade secrets, proprietary information, manufacturing drawings, blueprints, specifications, parts and materials lists, tolerances, preferred vendor lists, test and performance parameters, and other technical expertise necessary for the manufacture of PSRs.

1.6 "Solar Patents" shall mean patents (i) now or in the future owned or controlled by Solar or its subsidiaries, or (ii) under which and to the extent to which and subject to the conditions under which Solar or its Subsidiaries may have during the term of this Agreement, the right to grant licenses of the scope granted herein, such patents relating to the design, manufacture, or use of PSRs and based on patent applications having an effective filing date on or prior to one (1) month after the Election Date, as defined in Paragraph 2.1.

1.7  "Solar Intellectual Property" shall mean Solar Technology and Solar
Patents.

1.8 "Capstone Patents" shall mean patents (i) now or in the future owned or controlled by Capstone or its Subsidiaries, or (ii) under which and to the extent to which and subject to the conditions under which Capstone or its subsidiaries may have during the term of this Agreement the right to grant licenses of the scope granted herein, such patents claiming inventions substantially based on Solar Technology and being based on patent applications having an effective filing date during the period starting on the Effective Date pursuant to Paragraph 2.1 and ending on the termination or expiration of this Agreement.

1.9 "Subsidiary" shall mean any corporation, company or other entity of which one hundred percent (100%) of the outstanding shares of stock entitled to vote for the election of directors is now or hereafter owned or controlled by either party hereto, directly or indirectly, except that Caterpillar Inc., parent of Solar, is included within the definition of "Subsidiary."

2.0 EXERCISE OF LICENSE RIGHTS

2.1 The license rights granted under this License Agreement are conditioned upon, and do not become effective until, Capstone provides written notice to Solar of Capstone's election to exercise the rights granted hereunder. Capstone's right to provide such written notice to Solar is unconditional. In no event, however, shall the date upon which Capstone provides such written notice to Solar (the "Election Date") occur later than the tenth year anniversary of the Effective Date.

2.2 Upon election of the license rights granted by Solar hereunder, Capstone may announce and/or publicize that Licensed Products included in Capstone's Microturbines and sold by or on behalf of Capstone are manufactured pursuant to license rights granted to Capstone by Solar.

3.0 GRANT

3.1 Subject to and in consideration of the undertakings by Capstone set forth in
Section 4.0 of this License Agreement, and upon exercise of the license rights pursuant to Paragraph 2.1 of this License Agreement, Solar hereby agrees to grant to Capstone, a non-exclusive, non-transferable, non-sublicensable, except as otherwise provided herein, world-wide, royalty bearing license under Solar Intellectual Property, as defined in Section 1.0 of this License Agreement (i) to make, use, sell, lease or otherwise dispose of Licensed Product incorporated into Microturbines made, used, sold, leased or otherwise disposed of by Capstone, individually or as incorporated into larger turbogenerator systems;
(ii) to make, use, sell, lease or otherwise dispose of Licensed Product as spares for or for repair and/or maintenance of such Microturbines and (iii) to use and modify Solar Intellectual Property for the design and manufacture of Licensed Product for use in Microturbines.

3.2 The rights to make granted to Capstone under Paragraph 3.1 include the right for Capstone to have Licensed Product made by a third party, only if (i) Capstone first offers to Solar a right of first refusal to produce the quantities concerned and Solar declines such right or (ii) Solar informs Capstone in writing that it has discontinued manufacture of Capstone Special Order PSRs.

3.3 Capstone hereby grants and agrees to grant to Solar a non-exclusive, non-tranferable, non-sublicensable except as provided herein, royalty-free world-wide license under Capstone Patents to make, use, sell, lease or otherwise dispose of PSRs.

4.0 CONSIDERATION

4.1 Capstone shall pay to Solar a royalty for each Licensed Product manufactured pursuant to the license grants in Section 3.0 and shipped by Capstone under this Agreement in accordance with the Royalty Payment Schedule attached hereto as Exhibit "B". Such Licensed Product is delivered on an ex-works or FOB basis to any third party, whether an independent third party or a Capstone affiliate.

4.2 If, on the thirtieth (30th) month anniversary of the Election Date, the total cumulative amount of royalties paid to Solar under Paragraph 4.1 does not equal or exceed && Capstone shall deliver to Solar a Lump Sum Royalty equivalent to the shortfall between the total cumulative amount of royalties paid to Solar by the 30th month anniversary of the Election Date and &&. The Lump Sum Royalty shall be paid to Solar within thirty (30) days of the 30th month anniversary of the Election Date. The Lump Sum Royalty shall then be credited toward Capstone's on-going royalty obligations until such time as Capstone's total cumulative royalties paid Solar shall have exceeded &&, after which time, Capstone shall continue to pay royalties to Solar under the provisions of Paragraph 4.1.

5.0  PRODUCT-KNOW-HOW AND TECHNOLOGY TRANSFER

5.1  To enable Capstone to manufacture Licensed Product under the provisions of
Section 3, Solar undertakes that upon notice of Capstone's election to exercise the rights granted by this Agreement pursuant to Paragraph 2.1, Solar shall:

        A) Promptly transfer to Capstone, starting within thirty (30) days from the Election Date, all Solar Technology that is in tangible form related to the manufacture and use of Capstone Special Order PSRs; and

        B) Provide Capstone with technical assistance (including but not limited to technical expertise, repair and maintenance of equipment and tooling, employee training, consulting services including the temporary assignment of Solar engineers selected by Solar for time periods reasonably chosen by Solar and having relevant qualifications and experience to a facility designated by Capstone) for an eighteen (18) month period. Capstone has the obligation to apply appropriate and qualified resources to the task of transferring Solar Technology. Solar also will cooperate with and actively assist Capstone in procuring equipment and tooling for manufacturing Licensed Product from Solar or Solar's suppliers, including suppliers identified on Solar's preferred vendor lists during the term of this Agreement. Capstone agrees not to sell such tooling and equipment containing Solar Technology to a third party.

        C) Provide access to a reasonable number of Capstone engineers to Solar's Houston Facility during an eighteen (18) month period to afford Capstone the opportunity to increase knowledge about PSR manufacturing sufficient for a reasonable person to implement the license granted under Section 3.0, and afford Capstone not only the opportunity to participate in decisions concerning production capacity but also to gain sufficient knowledge to estimate for itself the cost of manufacturing PSRs. Solar Technology will have been considered completely transferred to Capstone if, after a production run by Capstone of && of the PSRs pass final pressure check and Capstone's labor hours per PSR are within && of the Election Date actuals.

        D) In the event of a dispute regarding the timeliness or sufficiency of information or assistance provided by Solar to Capstone under this Paragraph 5.1, the parties will attempt to resolve such dispute under the dispute resolution provisions of Paragraph 14.4. During the pendency of such dispute resolution proceedings, any and all royalties becoming due and payable to Solar shall be placed in an escrow account until such time as the dispute is resolved. If the dispute requires arbitration, the Arbitrators shall include in their judgment a determination as to how the escrowed royalties should be disbursed, including awarding the full amount of the escrowed royalties to one or the other party or, if appropriate, a pro-rata disbursement of the royalties to one or the other party or, if appropriate, a pro-rata disbursement of the royalties to both Solar and Capstone.

        E) Solar is not required to transfer any detailed knowledge of the Solar Patents other than that information which is publicly known or that information that is necessary to comply with the requirements of this Paragraph 5.1 or to manufacture Capstone Special Order PSRs.

5.3 Capstone shall own all rights in any inventions (whether or not patentable) and in any patents thereon relating to improvements to Solar Technology made by Capstone employees.

5.4 Each party hereby designates the individual identified below as its Program Manager with responsibility for scheduling, coordinating and overseeing the implementation of the party's duties and obligations under the provisions of this Agreement.

     Capstone's Program Manager: TBD
                                 ---

     Solar's Program Manager: Mike Ward
                              ---------

6.0  RECORDS AND AUDIT

6.1 Capstone agrees to render to Solar within thirty (30) days following March 31, June 30, September 30, and December 31 of each year, a quarterly statement setting forth the number of Licensed Products upon which royalties are to be paid under the provisions of Paragraph 4.1, and an electronic fund transfer to Solar for the royalty due. All such reports are to be mailed to Solar to the attention of the persons specified in and in the manner specified in Paragraph 14.2.

6.2 Capstone agrees to keep and maintain a set of accounting records in accordance with GAAP for a period of three (3) years after any period during which royalties are due, which records shall be in sufficient detail to enable Solar to audit Capstone's determination of the royalties payable under the license and to verify compliance with other terms of the license relevant to royalty payment.

6.3 Capstone agrees to keep regular books of account which shall be open to all reasonable business hours for inspection by independent certified public accountants selected by Solar and reasonably acceptable to Capstone. Audit personnel may review Capstone's accounting firms' work papers and discuss with the firm the result of any audit including, but not limited to the basis of judgments reached and the appropriateness of royalty payments made, provided, however, Solar provides three (3) business days notice of such audit. In addition, Solar may have such an audit performed at any time within one (1) year following termination of this Agreement. Any audit expenses incurred shall be borne by Solar, except if the results of the audit reveal an under reporting of royalties due Solar of five percent (5%) or more, then Capstone shall reimburse Solar for all such audit costs.

6.4 If Capstone fails to make any required payment under this Section 6.0 on or before the required date, interest equal to one percent (1%) of the amount otherwise due shall be paid by Capstone for each month or portion thereof that the payment is late. If such interest rate exceeds the maximum legal rate in such jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate permitted in such jurisdiction.

7.0  TERM AND TERMINATION

7.1 Unless sooner terminated as provided for by this Agreement, this Agreement shall remain in force and effect for a period of seventeen (17) years from the Election Date or twenty seven (27) years from the Effective Date, whichever period ends sooner. The licenses granted in Section 3.0 to each party shall be paid up for the life of Capstone Patents and Solar Intellectual Property at the expiration, not the termination of this Agreement.

7.2 Termination or expiration of this Agreement shall not affect Capstone's obligations to make payments and reports as provided herein with respect to Licensed Product shipped or otherwise disposed of prior to termination or expiration of this Agreement, and all provisions of this Agreement pertaining to such reports and payments shall survive such termination or expiration and continue in full force and effect.

7.3 If either party materially breaches this Agreement, upon written notice to the defaulting party specifying such breach, the defaulting party shall have thirty (30) days after such notice to remedy such breach or to implement a program, reasonably satisfactory to the party not in default, to correct such breach. If such material breach remains uncured after thirty (30) days either party may initiate the dispute resolution proceedings provided for in Paragraph
14.4. However, if Capstone refuses to pay undisputed royalties when due after written notice from Solar with a thirty (30) day opportunity to cure, Solar may give Capstone written notice of termination of this Agreement.

7.4 In the event Solar provides Capstone written notice that Solar is ceasing the manufacture of PSRs other for Solar or Caterpillar, Inc., or other events have occurred that would inhibit the effective transfer of technology from Solar to Capstone. Capstone shall have ninety (90) days in which to elect to exercise the rights granted under this Agreement per the provisions of Section 2.0. If Capstone does not elect to exercise the rights within ninety days && this License Agreement may be terminated by Solar. If Capstone elects to exercise the rights granted under this Agreement within ninety days, Solar shall fully cooperate and assist in the Product Know-How and Technology Transfer provided for in Section 5.0 and the other obligations provided for in this Agreement and the Product Know-How and Technology Transfer obligations under Section 5.0 of this Agreement shall begin one hundred eighty (180) days after Capstone elects to exercise the rights.

8.0  WARRANTIES AND DISCLAIMERS

8.1 Each party represents and warrants that it has the right and power to enter into this Agreement. Solar represents and warrants that it has the authority and right to grant the licenses and rights granted herein, and further that it has no knowledge of any patents, or other impediments to Capstone's quiet enjoyment of the benefits of the licenses granted by Solar.

8.2 Neither party shall be liable to the other for any lost profits, lost revenues, losses or indirect, incidental, consequential, special or exemplary damages arising out of entry into or performance or lack of performance under this Agreement.

8.3  Nothing in this Agreement shall be construed as

          A) a requirement that either party shall file or prosecute any patent application, secure any patent, maintain any patent in force, or notify the other party of any action or failure to act with respect to any patent application; or

          B) granting by implication estoppel or otherwise, any license or rights under patents of either party beyond those licenses or rights expressly granted under this Agreement; or

          C) an obligation to furnish any technical information other than specified under this Agreement.

8.4 ALL SOLAR TECHNOLOGY TRANSFERRED UNDER THIS AGREEMENT IS TRANSFERRED "AS IS" AND THE TRANSFEROR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE TRANSFERRED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO CONSTITUTE A REPRESENTATION OR WARRANTY BY SOLAR OF THE ABILITY OF CAPSTONE TO MANUFACTURE OR SELL PRODUCTS.

8.5 Nothing in this Agreement shall (a) impose any restriction on either party from carrying out independent research and development activities in any field,
(b) in relation to the results of any such independent research and development activities of one party, give rise to any ownership right or claim by the other party; nor (c) restrict either party in the exploitation in any manner of the results of its independent research and development activities.

8.6 This Section 8.0 shall survive any expiration or termination of this Agreement.

8.7 Neither Solar nor Capstone make and each hereby disclaims any and all expenses or implied, warranties as to the validity or enforceability of any Solar Patents and/or Capstone Patents, respectively.

9.0  PROPRIETARY INFORMATION

9.1 Confidential Information. The parties hereby ratify and incorporate that certain Nondisclosure Agreement, executed by the parties in June 1996 (the "Nondisclosure Agreement") and attached hereto as Exhibit "C" in the Alliance Agreement as modified by this Agreement, to wit:

          The first sentence of section 1 of the Nondisclosure Agreement is amended to read as follows: "Each Party will use its best efforts to keep in confidence, and not use or disclose to any person or persons, proprietary information disclosed to it under this Agreement, except for the manufacture and ale of Capstone Special Order PSRs under the Alliance

        Agreement between the parties dated August 25, 1997 and for the manufacture and sale of Licensed Product under the License Agreement between the parties dated August 25, 1997"

        Section 2(e) of the Nondisclosure Agreement is amended to read as follows: "use or disclosed after a period of ten (10) years from the date of the disclosure;"

        Section 7 of the Nondisclosure Agreement is amended to read as follows:
        "This Agreement may be terminated (a) by either Party giving thirty
        (30) days written notice of its intention to terminate to the other Party; or (b) the Agreement shall automatically terminate twelve (12) years from August 25, 1997; provided, however, that when the Agreement terminates, the obligations not to use and not to disclose proprietary information exchanged hereunder shall continue for the period specified hereinabove."

9.2 Nothing in this Agreement shall be construed as obligating either party to disclose proprietary information to the other party or as granting to or conferring upon the other party, expressly or impliedly, any rights or licenses to the party's proprietary information other than those rights specifically granted in this Agreement.

10.0 TRADEMARKS

10.1 Capstone agrees that it will not advertise, or otherwise indicate, that any Capstone Special Order PSRs or Licensed Product are sponsored, endorsed, or otherwise guaranteed by Solar, and shall not designate, identify or otherwise label any Capstone Special Order PSRs or Licensed Product with any trademark, registered or unregistered, presently owned or hereafter acquired by Solar in any country, nor with any translations thereof, nor words or marks confusingly similar thereto.

11.0 EXPORT OF TECHNICAL DATA

11.1 Both parties shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations or other Government Regulations unless properly authorized by the U.S. Government.

12.0 THIRD PARTY INFRINGEMENT

12.1 Upon demonstration by Capstone of evidence of infringement of any Solar Patent by a third party, the parties shall promptly discuss what action, if any, shall be taken, including (i) institution of an action by Solar to enjoin or preclude such infringement; (ii) licensing of such third party for value; or
(iii) an equitable adjustment of the royalty payments due under this Agreement.

13.0 INDEMNIFICATION

13.1 If any claim or action is brought against Capstone based upon an allegation that use of the Solar Technology by Capstone within the scope of the license grant of Section 3.0 infringes any patent rights of any third party, Solar shall defend Capstone against any and all liability, claims and expenses arising out of any such claim or action, up to a limit of fifty percent (50%) of the royalties paid by Capstone at the time the claim or action is brought, provided that Capstone (i) gives Solar prompt notice of such claim or action; (ii) cooperates with Solar, at Solar's expense, in the defense of such claim or action, and (iii) gives Solar the right to control the defense and settlement of any such claim or action as long as such settlement does not adversely affect Capstone's rights under this Agreement.

13.2 Solar shall have no liability for any claim based on infringement or violation of any third party patent rights arising from the design, manufacture, use or sale by Capstone or such design, manufacture, use or sale authorized by Capstone of any Licensed Product if such infringement or violation would have occurred without the use of, Solar Technology provided to Capstone under this Agreement.

13.3 The terms and conditions of this Agreement are confidential and subject to the terms of the Nondisclosure Agreement, Exhibit C.

13.4 Capstone agrees to defend, indemnify and hold Solar, its directors, officers, and employees harmless against all liabilities, demands, damages, expenses, or losses arising out of the manufacture, design, use, or sale of any Licensed Product by Capstone or its affiliates, subsidiaries or transferees or use by Capstone or its affiliates, subsidiaries or transferees of any Solar Intellectual Property, or out of any manufacture, design, use, sale, or other disposition by Capstone, its affiliates, subsidiaries or transferees of product incorporating such Licensed Product or Solar Intellectual Property, except for claims that are attributable to Solar's gross negligence or intentional misconduct, provided that Solar (i) gives Capstone prompt notice of such claim or action; (ii) cooperates with Capstone, at Capstone's expense, in the defense of such claim or action, and (iii) gives Capstone the right to control the defense and settlement of any such claim or action as long as such settlement does not adversely affect Solar. After the Election Date, Capstone at Solar's written request, must demonstrate that Capstone has adequate means of financial assurance, up to $10 million with regard to its indemnity of Solar under this paragraph 13.4. The maximum cumulative liability of Capstone under this paragraph is thirty five million dollars ($35,000,000).

14.0 GENERAL TERMS AND CONDITIONS

14.1 This Agreement shall inure to the benefit of and be binding upon all successors and assigns of Capstone and Solar although neither party shall assign this Agreement or any part thereof without the prior written consent of the other party except (i) that it may be assigned by either party to a Subsidiary of the assigning party without the other party's consent; and (ii) that it may be assigned to a purchaser of substantially all the assets of Capstone, provided such purchaser is not actively engaged in the business of manufacturing or selling PSRs, or manufacturing or selling individual gas turbines of 500kW or greater output power. Notwithstanding any provision contained in this Agreement to the contrary, Capstone may only sublicense a party other than a Subsidiary with Solar's prior written consent, and in all events, each sublicense, if granted, shall provide Solar with all rights and benefits it has under this Agreement against such sublicensee. Notwithstanding any provision contained in this Agreement to the contrary, in the event Solar assigns or sublicenses this Agreement to a third party, Solar shall remain responsible for full performance of the obligations of such assignee or sublicensee arising under this Agreement.

14.2 Notices. All notices, requests, demands and elections under this Agreement, other than routine operational communications, shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified herein, or (iv) three (3) days after the date of mailing by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

     To Capstone:
          Capstone Turbine Corporation
          6025 Yolanda Avenue
          Tarzana, CA 91356

          Attn:  Paul Craig
                 President and Chief Executive Officer

     With a copy to:
          Richard Harroch
          Orrick, Herrington & Sutcliffe
          400 Sansome Street
          San Francisco, CA 94111

     To Solar:
          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, California 92138-5376

          Attn: Director, Recuperator Business

     With a copy to:
          General Counsel
          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, California 92186

Solar or Capstone may, from time to time, change its address or its designee for notification purposes by giving the other party prior written notice of the new address or the new designee and the date upon which the change shall be effective.

14.3 Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto.

14.4 If a dispute arises under the terms or performance of this Agreement, unless by mutual consent the parties agree otherwise, the parties shall resolve such dispute as follows:

A) the parties' respective Program Managers, as provided for in Paragraph 5.4, shall have ten days to attempt resolution; if the Program Managers are unable to resolve the dispute themselves;

B) each Program Manager shall present a written statement of the dispute and a proposed resolution for consideration at a meeting of a senior executive officer from each company the meeting to be held within fifteen days from the expiration of the ten day period contemplated in the preceding sub-paragraph; and

C) if the senior executive officers cannot resolve the dispute within ten days from the meeting date specified in the preceding sub-paragraph, the parties agree to submit such dispute to arbitration before a neutral three member board of arbitrators under the provisions of Paragraph 14.5.

14.5 Subject to the provisions of Paragraph 14.4 of this Agreement, any claim or dispute arising hereunder that has not been resolved by the parties shall be determined by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association in San Diego, California; provided that no demand for arbitration shall be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations. The party requesting arbitration shall appoint one independent, neutral arbitrator in writing and the responding party shall appoint one independent, neutral arbitrator in writing within fifteen (15) days thereafter. The two arbitrators so selected shall then appoint a third arbitrator within fifteen (15) days thereafter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants' or consultants' fees, as the arbitrators shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction thereover. This provision shall not preclude the impleading or joining of one of the parties hereto by the other in an action brought by a third party and all matters with respect thereto shall be decided by the court or body deciding that action. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or other similar remedy available to it in aid of the arbitration proceeding provided for herein. In the arbitration each party shall be entitled to demand production of documents and other items from any other party hereto, in accordance with the terms of Rule 34 of the Federal Rules of Civil Procedure. Any disputes concerning such demand shall be determined by the arbitrator(s), and any such determination shall be binding on the parties.

14.6 For a period of three years from the Election Date, Solar and Capstone agree not to solicit for employment purposes, any employee of the other party who has had access to that other party's proprietary information utilized in implementing this Agreement.

14.7 This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

14.8 This Agreement including Exhibits A through C constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed or terminated except by a writing signed by both parties.

14.9 For any matter or claim to be considered by a court under this Agreement the parties consent to the exclusive jurisdiction of the courts of the United States of America and the State of California and any subdivision thereof. Any injunctions, orders, or judgments entered, issued, or granted from any courts having jurisdiction hereunder shall be enforceable in the State of California and in any state or country wherein lie the offices and/or assets of the party against whom the said injunction, order or judgment is entered.

14.10 If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.11 Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties. No party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other party's efforts in connection with this Agreement.

14.12 Each party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Agreement.

14.13 The section headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.14 Each and every right, power, and remedy herein specifically given to either party or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power, and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any such right, power, or remedy.

14.15 Neither party to this Agreement shall be liable for any default or delay in the performance of its obligations under this Agreement (except for the duty to pay for royalties hereunder) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions, or any other cause beyond the reasonable control of such party (including the inability to receive raw materials from a supplier), provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions nor reasonably be circumvented by the non-performing party through the use of alternate sources, work-around plans or other means. In such event, the non-performing party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use reasonable efforts to recommence performance or observance of the obligations so affected for as long as such circumstances prevail. Notwithstanding the foregoing, a party shall not be entitled to the benefits of this Section 14.15 unless any party so delayed in its performance promptly notifies the party to whom performance is due by telephone, radio, messenger or other available means (to be confirmed in writing within two (2) working days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

IN WITNESS WHEREOF, the parties caused this Agreement to be duly executed on the day and year indicated below to be effective as of the date indicated above.

CAPSTONE TURBINE CORPORATION                 SOLAR TURBINES INCORPORATED

By: /s/ PAUL CRAIG                      By: /s/ DAVID ESBECK

Title: CEO/President                    Title: Vice President, Engineering

Date: August 25, 1997                   Date: 22 Aug '97

EXHIBIT A - PRODUCTS COVERED BY AGREEMENT

SELLER'S P/N        SPECIFICATION       DESCRIPTION
------------------------------------------------------------
203210-100          TBD                 Recuperator
                                        Assembly
                                        &&


/s/ PAUL CRAIG                          August 25, 1997
----------------------------            ---------------
CAPSTONE TURBINE CORPORATION            DATE


/s/ DWE                                 22 Aug '97
----------------------------            ----------
SOLAR TURBINES INCORPORATED             DATE

EXHIBIT B - ROYALTY RATES

                                             CUMULATIVE PRODUCTION (UNITS) FOR
ROYALTY/LICENSED PRODUCT (PER UNIT)          CAPSTONE SPECIAL ORDER PSRS
--------------------------------------------------------------------------------
[&&]                                         [&&]



/s/ PAUL CRAIG                          August 25, 1997
----------------------------            ---------------
CAPSTONE TURBINE CORPORATION            DATE


/s/ DWE                                 22 Aug '97
----------------------------            ----------
SOLAR TURBINES INCORPORATED             DATE

EXHIBIT C

NON DISCLOSURE AGREEMENT

                            NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement ("Agreement") is made effective as of June 1, 1996 by and between Solar Turbines Incorporated, a Delaware corporation having its principal office in San Diego, California ("Solar") and Capstone Turbine Corp., a Delaware corporation having its principal office in Tarzana, California ("Capstone").

     WHEREAS, Solar is engaged in the business of designing, manufacturing and selling industrial turbomachinery, including gas turbine engines and related systems ("Solar Products"). Solar has developed certain unique primary surface recuperator and interconnection (interface) technology ("Solar Recuperator Technology") which it owns and may apply to the design and application of recuperators; and

     WHEREAS, Capstone is actively engaged in the development of gas turbines and recuperated gas turbines in the six to && kilowatt size range; and

     WHEREAS, Capstone is actively engaged in the development of major components of both gas turbines and recuperated gas turbines in this size range; and

     WHEREAS, these components include turbines, compressors, air bearings, combustors, permanent magnet alternators, electronic convertors, and recuperators ("Capstone Products"); and

     WHEREAS, Solar owns and has the unencumbered right to disclose to Capstone certain proprietary information relating to the Solar Recuperator Technology and Solar Products and Capstone owns and has the unencumbered right to disclose to Solar certain proprietary information relating to Capstone Products (collectively, such information from each party is referred to herein as "Proprietary Information"); and

     WHEREAS, each party desires to disclose Proprietary Information to the other party for the limited purpose of evaluating whether the parties may desire to work together on projects relating to Solar Recuperator Technology, Capstone Products, Solar Products and other matters, and should a purchase order issue or contract be entered into, then for work or services performed thereunder; and

     WHEREAS, Solar and Capstone executed a Nondisclosure Agreement, dated July 11, 1994, when Capstone was operating under the name "NoMac Energy Systems, Inc."; and

     WHEREAS, the previous Nondisclosure Agreement between the parties, dated July 11, 1994, is terminated effective May 31, 1996 and this Agreement shall become effective June 1, 1996; and

     WHEREAS, as used herein, "Party", "receiving party" and "disclosing party" means each and every party who may receive or disclose Proprietary Information regardless of the use of the singular rather than the plural form "parties".

     NOW, THEREFORE, in consideration of the foregoing premises, the following promises, covenants and undertakings, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

     1. Each Party will use its best efforts to keep in confidence, and not use or disclose to any person or persons, proprietary information disclosed to it under this Agreement.

          Each Party recognizes that any disclosure of proprietary information would substantially injure the disclosing Party's business, impair its investments and goodwill and jeopardize its relationships with its buyers and customers. In order to protect such proprietary information, the Parties agree:

          (a) to hold all proprietary information in safekeeping and in strict confidence and not to disclose proprietary information to any third parties or permit use of all such information to the disadvantage of the disclosing Party;

          (b) to treat all proprietary information with at least the same degree of care with which each treats and protects its own proprietary information which it does not wish to disclose to third parties, which in any event shall be reasonable under the circumstances;

          (c) to limit the access of all proprietary information to only those employees within its organization who require the proprietary information in performing the limited purpose of this Agreement, and to inform each of its employees of the provisions of this agreement; and

          (d) to use proprietary information only to the extent necessary for performing the limited purposes of this Agreement.

     2. Exceptions. The restrictions contained in Section 1 shall not apply to any proprietary information if the same is:

          (a) in the public domain at the time of disclosure, or is subsequently made available by the disclosing Party to the general public with restriction;

          (b) known by the receiving Party at the time of disclosure, as evidenced by appropriate documentation, or independently developed, as evidenced by appropriate documentation, by the receiving Party;

          (c) used or disclosed with the prior written approval of the disclosing Party;

          (d) becomes known to the receiving Party without similar restrictions as to its use or disclosure from a source other than the disclosing Party;

          (e) used or disclosed after a period of ten (10) years from the date of termination of this Agreement;

          (f) becomes known pursuant to judicial action or Governmental regulations or requirements, provided that the recipient of such data shall have notified the other Party.

     3. Neither the execution of this Agreement, nor the furnishing of any materials hereunder, shall be construed as granting, either expressly or by implication, estoppel or otherwise, any license under any invention or patent now or hereafter owned by or controlled by the Party furnishing the materials.

     4. No rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions and data. In providing data pursuant to this Agreement, the Party providing the data makes no representation, either expressed or implied, as to adequacy, sufficiency, or freedom from fault of such data and incurs no responsibility nor obligation whatsoever by reason thereof; and the furnishing of such data shall not convey any rights or license with respect to such data.

     5. Nothing in this Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of the other Party without the prior written consent of the other Party.

     6. Nothing in this Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of the other Party without the prior written consent of the other Party.

     6. If a contractual relationship results from discussions between Solar and Capstone, the contract or purchase order will authorize Solar to disclose information to other parties which have a need to know after Solar ensures that a nondisclosure agreement such as this Agreement is in place with such parties. Similarly, such contract or purchase order will authorize Capstone to disclose information to other parties which have a need to know after Capstone ensures that a nondisclosure agreement such as this Agreement is in place with such parties.

     7.   This Agreement may be terminated (a) by either Party giving thirty
(30) days
written notice of its intention to terminate to the other Party; or (b) the Agreement shall automatically terminate three (3) years from the date of acceptance; provided, however, that when the Agreement terminates, the obligations not to use and not to disclose proprietary information exchanged hereunder shall continue for the period specified hereinabove.

     8. All modifications to this Agreement shall be in writing and signed by duly authorized representatives of both corporations.

     9.   All notices and information shall be addressed as follows:

          If to Capstone:

          Capstone Turbine Corp.
          6025 Yolanda Avenue
          Tarzana, CA 91358

          Attention:     R. James Wensley
                         President and Chief Executive Officer

          With a copy to:

          Richard Harroch
          Orrick, Harrington & Sutcliffe
          400 Salsome Street
          San Francisco, CA 94111

          If to Solar:

          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, CA 92101

          Attention:     Manager, Recuperator Programs

          With a copy to:

          General Counsel
          Legal Department
          Solar Turbines Incorporated
          2200 Pacific Highway
          San Diego, CA 92101

     10. Return of Proprietary Information. All proprietary information disclosed to the receiving Party shall remain the property of the disclosing Party within thirty (30) days of any termination of this Agreement or upon request at any time by the disclosing Party, the receiving Party agrees to immediately return all proprietary information and all copies to the disclosing Party with a written statement that the foregoing has been accomplished.

     11. Notification and Injunctive Relief. If either Party, inadvertently or otherwise, makes an unauthorized disclosure of the other Party's proprietary information to a third party, the violating Party shall immediately take every reasonable action to recover the improperly disclosed proprietary information, execute a retroactive protective agreement with the unauthorized third party if possible and immediately notify the Party whose data was improperly disclosed ("Injured Party") and provide complete information about the unauthorized disclosure and the corrective measures being taken. The Parties agree that monetary damages are inadequate for any material breach involving an unauthorized disclosure when the Injured Party reasonably believes said breach will cause it to suffer significant business harm. If the Injured Party believes, based on the facts, it will suffer material harm from the unauthorized disclosure and the corrective measures being taken by the violating Party are inadequate to mitigate this harm, the Parties agree the Injured Party shall be entitled to prompt injunctive relief. Both Parties' other legal and equitable remedies and defenses remain unchanged by this provision.

     12. Each Party reserves the right to change its designation of authorized representative, should circumstances so require, and to notify the other Party, in writing, of any such changes.

     13. (a) All technical information and ideas relating to any proprietary information disclosed hereunder shall be in writing and will be identified, in writing, as being proprietary information.

          (b) Oral communications which are considered proprietary by the originating Party and so identified shall be reduced to writing within thirty
(30) days and shall contain a notice thereon to the effect that any disclosure and use shall be subject to the terms and conditions of this present Agreement. Such orally disclosed information shall be given the protection afforded proprietary information hereunder during such thirty (30) day period.

          (c) All copies of proprietary information shall contain a similar identification.

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

     15. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed or terminated except by a writing signed by both Parties.

     16. If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     17. This Agreement is not assignable or transferable without the prior written consent of each Party, which consent may be withheld for any reason.

     18. Nothing herein shall be construed as a grant of a license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, copyrights, industrial property rights or know-how belonging to any Party hereto.

     19. This Agreement shall not constitute, create, give effect to or otherwise imply a teaming, joint venture, leader-follower or other formal business relationship. Further, nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties. No Party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other Party's efforts in connection with this Agreement.

     20. Each Party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either Party on the basis that such Party drafted or authorized a particular provision, parts of, or the entirety of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.



CAPSTONE TURBINE CORP.                          SOLAR TURBINES INCORPORATED

By:   /s/ R. JAMES WENSLEY                  By:   /s/ DAVID ESBECK
    ------------------------------              -------------------------------

Printed                                     Printed
Name:    R. James Wensley                   Name:    David Esbeck
      ----------------------------                -----------------------------

Title:   President                          Title:   V.P. Engineering
       ---------------------------                 ----------------------------

Date:    June 13, 1996                      Date:   June 6, 1996
      ----------------------------                -----------------------------